EXHIBIT 99.1

Presidio, Inc. Reports First Quarter Fiscal 2018 Results

Delivers Strong Year-over-Year Earnings Growth
Strong Growth in Security and Cloud Offerings

NEW YORK, Nov. 05, 2017 (GLOBE NEWSWIRE) -- Presidio, Inc. (NASDAQ:PSDO) ("Presidio"), a leading North American IT solutions provider delivering Digital Infrastructure, Cloud and Security solutions to middle-market customers, today announced its financial results for its fiscal first quarter ended September 30, 2017.

	Three months ended
(in $ millions)	September 30, 2016	September 30, 2017	% Chg
Total Revenue	$737.7	$765.0	3.7%
Total Gross Margin	$148.6	$156.4	5.2%
Gross Margin %	20.1%	20.4%
Net Income	$5.6	$19.8	253.6%
Diluted EPS	$0.08	$0.21	162.5%
Adjusted EBITDA[1]	$58.2	$67.4	15.8%
Adj. EBITDA margin %[1]	7.9%	8.8%
Adjusted Net Income[1]	$24.5	$34.8	42.0%
Pro Forma Adjusted Net Income[2]	$28.9	$34.8	20.4%
Pro Forma Diluted EPS[2]	$0.31	$0.36	16.1%

“We are extremely pleased with our results for the first quarter, where we delivered total revenue growth of 3.7%, Adjusted EBITDA growth of 15.8% and Pro Forma Adjusted Net Income growth of 20.4%. We achieved solid top-line growth, driven by robust client demand for our Cloud and Security solutions, and attractive profitability. We continue to deliver strong cash flow generation, which has allowed us to enhance our financial flexibility, as demonstrated by reductions in long term debt and net total leverage,” said Bob Cagnazzi, Chief Executive Officer of Presidio.

Cagnazzi continued, “We are encouraged by our strong start to the year, and we are confident in our ability to achieve our outlook for Fiscal 2018, which includes: Total Revenue growth of approximately 5.5%; Adjusted EBITDA margin in the low 8% range; and Pro Forma Diluted EPS growth in the high single digit range. In addition, we expect to finish Fiscal 2018 with our net total leverage ratio in the mid-2x range, excluding any material strategic acquisitions. We continue to execute against our strategic growth initiatives to deliver earnings growth, margins ahead of our peers, and consistent deleveraging to drive shareholder value creation.”

1 This financial measure is not based on U.S. GAAP. Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the attached reconciliation to the most directly comparable U.S. GAAP measure.

2 This non-GAAP financial measure adjusts certain historical data on a pro forma basis following certain transactions.  Please refer to the section of this press release entitled "About Non-GAAP and Pro Forma Financial Measures" for additional information and to the section entitled "Non-GAAP Reconciliations" for reconciliation to the most directly comparable U.S. GAAP measure.

First Quarter Fiscal Year 2018 Highlights

  Total Revenue for the quarter ended September 30, 2017 increased $27.3 million or 3.7% to $765.0 million compared to Total Revenue of $737.7 million in the prior year's first quarter. The increase in total revenue resulted from an increase in client demand across both Cloud and Security solutions along with a higher proportion of services as part of our solutions, partly offset by a decline in Digital Infrastructure.

    Security revenue increased 63.4% to $109.0 million in the three months ended September 30, 2017, compared to $66.7 million in the three months ended September 30, 2016, as continued high profile security breaches have driven strong demand for our security solutions. As the security world becomes increasingly complex, we have seen that customers are turning to security experts like Presidio for advanced security solutions and management.  Our next generation risk management solution ("NGRM") provides our customers unique insight into their security posture along with key gaps and remediation recommendations. This in turn drives advanced security products and technologies as customers look to remediate security gaps. We are seeing growth across our portfolio of security services and technology partners.

    Cloud revenue increased 21.3% to $135.5 million in the three months ended September 30, 2017 compared to $111.7 million in the three months ended September 30, 2016, driven by strong demand for our private and multi-cloud solutions including converged/hyperconverged private cloud solutions alongside solutions leveraging public software-as-a-service ("SaaS"), infrastructure-as-a-service ("IaaS") and hyper scale providers. We have seen that customers are increasingly looking to leverage best of breed solutions in the multi-cloud world especially around data center modernization and IT transformation driving strong consumption of our product offerings & lifecycle services including manage and operate services for private and public cloud solutions.

    Digital Infrastructure revenue decreased 6.9% to $520.5 million in the three months ended September 30, 2017 compared to $559.3 million in the three months ended September 30, 2016, led by a move towards multi-cloud solutions from traditional infrastructure.

  Total Gross Margin for the three months ended September 30, 2017 increased $7.8 million or 5.2% to $156.4 million compared to $148.6 million in the prior year quarter and Total Gross Margin as a percent of Total Revenue expanded to 20.4% in the three months ended September 30, 2017 from 20.1% in the prior year quarter. The expansion in Total Gross Margin was due to expanding margins in product revenue, specifically data center and networking infrastructure technologies as well as an increase in the margins on software subscription solution offerings.

  Net Income for the three months ended September 30, 2017 was $19.8 million, or $0.21 of Net Income per diluted share, compared to a Net Income of $5.6 million, or $0.08 of Net Income per diluted share, in the prior year quarter. We benefited from the following:

    Higher Total Gross Margin and improved operating efficiency in the form of lower selling, general and administrative expenses,
    A decline in transaction costs in the three months ended September 30, 2017, as compared to the prior year, and
    A reduction in interest expense in the three months ended September 30, 2017, attributable to (1) the redemption and retirement of our senior and subordinated notes in connection with our March 2017 initial public offering, (2) the impact of the January 2017 repricing of our term loan facility, and (3) the impact of deleveraging.

  Adjusted EBITDA increased $9.2 million, or 15.8%, to $67.4 million for the three months ended September 30, 2017, from $58.2 million for the three months ended September 30, 2016. Adjusted EBITDA margins expanded to 8.8% for the three months ended September 30, 2017 from 7.9% for the three months ended September 30, 2016 due to improved margins and improved efficiency in the form of lower selling, general and administrative expenses as a percentage of Total Revenue.

  Pro Forma Adjusted Net Income for the three months ended September 30, 2017 increased $5.9 million or 20.4% to $34.8 million, or $0.36 per diluted share, compared to $28.9 million, or $0.31 per diluted share, in the prior year quarter. The increase resulted from higher Adjusted EBITDA and lower interest expense attributable to lower outstanding debt in the three months ended September 30, 2017.

Capital Resources and Free Cash Flow

  As of September 30, 2017, the Company had total long-term debt of $726.6 million and total net debt (defined as the total principal of debt outstanding, excluding discounts and issuance costs less cash and cash equivalents) of $701.7 million, representing 3.0x net total leverage (defined as total net debt divided by trailing twelve month Adjusted EBITDA) as of September 30, 2017.

  For the quarterly period ended September 30, 2017, we generated $29.0 million of Free Cash Flow, an increase of 38.8% or $8.1 million compared to $20.9 million in the fiscal quarter ended September 30, 2016 primarily a result of higher net income in the period.

  During the quarterly period ended September 30, 2017, the Company:

    Made aggregate voluntary prepayments of $25.0 million on our term loan facility, and
    Completed an acquisition of a regional solution provider for $9.5 million in cash.

(in millions)	June 30, 2017	September 30, 2017
Cash and cash equivalents	$27.5	$24.9
Long-term debt:
Revolving credit facility	$—	$—
Receivables securitization facility	—	—
Term loan facility, due February 2022	626.6	601.6
Senior notes, 10.25% due February 2023	125.0	125.0
Total long-term debt	$751.6	$726.6

About Non-GAAP and Pro Forma Financial Measures

Our management regularly monitors certain financial measures to track the progress of our business against internal goals and targets. In addition to financial information presented in accordance with GAAP, management uses Adjusted EBITDA, Adjusted Net Income, Pro Forma Adjusted Net Income, Pro Forma Diluted EPS and Free Cash Flow (collectively, "non-GAAP measures," as further described below) in its evaluation of past performance and prospects for the future. Our non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. They are not measurements of our financial performance under GAAP and should not be considered as alternatives to net income or revenue, as applicable, or any other performance measures derived in accordance with GAAP and may not be comparable to other similarly titled measures of other businesses. These non-GAAP measures have limitations as analytical tools and you should not consider them in isolation or as a substitute for analysis of our operating results as reported under GAAP and they include adjustments for items that may occur in future periods. However, we believe these adjustments are appropriate because the amounts recognized can vary significantly from period to period, do not directly relate to the ongoing operations of our business and complicate comparisons of our internal operating results and operating results of other peer companies over time.

We also adjust certain historical data on a pro forma basis following certain significant transactions. Specifically, we have provided a calculation of Pro Forma Adjusted Net Income to adjust our reported results for the fiscal quarter ended September 30, 2016 for lower after-tax interest expense associated with the redemption and repurchase of notes as part of our IPO as if the IPO occurred on July 1, 2016 and for lower after-tax interest expense associated with the term loan repricing that occurred in January 2017 as if the repricing occurred on July 1, 2016.  Pro Forma Adjusted Net Income is for illustrative and informational purposes and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the transactions occurred on the dates indicated. Pro Forma Adjusted Net Income should not be considered representative of our future financial condition or results of operations.

Additional Information

On February 24, 2017, the board of directors of the Company declared a 2-for-1 stock split of the Company’s common stock in the form of a stock dividend payable on each share of common stock issued and outstanding as of February 24, 2017. The number of shares subject to and the exercise price of the Company’s outstanding options were adjusted to equitably reflect the split. All common stock share and per-share data included in these financial statements give effect to the stock split and have been adjusted retroactively for all periods presented.

Conference Call Information

We have scheduled a conference call for Monday, November 6, 2017, at 5:00 p.m. Eastern Time to discuss our financial results for the fiscal first quarter ended September 30, 2017.  Financial results will be released after the close of the U.S. financial markets on November 6, 2017.

Those wishing to participate via webcast should access the call through Presidio's Investor Relations website at http://investors.presidio.com. Those wishing to participate via telephone may dial in at 1-877-407-4018 (USA) or 1-201-689-8471 (International). The conference call replay will be available via webcast through Presidio's Investor Relations website. The telephone replay will be available from 8:00 p.m. Eastern Time on November 6, 2017, through November 13, 2017, by dialing 1-844-512-2921 (USA) or 1-412-317-6671 (International). The replay passcode will be 13672303.

About Presidio

Presidio is a leading North American IT solutions provider focused on Digital Infrastructure, Cloud and Security solutions. We deliver this technology expertise through a full life cycle model of professional, managed, and support services including strategy, consulting, implementation and design. By taking the time to deeply understand how our clients define success, we help them harness technology advances, simplify IT complexity and optimize their environments today while enabling future applications, user experiences, and revenue models. We serve approximately 7,000 middle-market, large, and government organizations across a diverse range of industries. More than 2,700 Presidio professionals, including more than 1,500 technical engineers, are based in 60+ offices across the United States in a unique, local delivery model combined with the national scale of a $2.8 billion dollar industry leader. We are passionate about driving results for our clients and delivering the highest quality of service in the industry. Presidio is controlled by funds affiliated with Apollo Global Management, LLC (NYSE:APO). For more information visit: www.presidio.com.

Source: Presidio, Inc.

Contact Information

Investor Relations Contact:
Ed Yuen
866-232-3762
investors@presidio.com

Media Contact:
Dori White
Vice President of Corporate Marketing
212-324-4301
doriwhite@presidio.com

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “anticipates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. These forward-looking statements include statements relating to: future financial performance, business prospects and strategy, anticipated trends, prospects in the industries in which our businesses operate and other similar matters. These forward looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Actual results could differ materially from those contained in these forward looking statements for a variety of reasons, including, among others: risks and uncertainties related to the capital markets, changes in senior management at Presidio, changes in our relationship with our vendor partners, adverse changes in economic conditions, risks resulting from a decreased demand for Presidio’s information technology solutions, risks relating to rapid technological change in Presidio’s industry and risks relating to acquisitions or regulatory changes. Certain of these and other risks and uncertainties are discussed in Presidio’s filings with the Securities and Exchange Commission. Other unknown or unpredictable factors that could also adversely affect our business, financial condition and results of operations may arise from time to time. In light of these risks and uncertainties, these forward looking statements may not prove to be accurate. Accordingly, you should not place undue reliance on these forward looking statements, which only reflect the views of our management as of the date of this press release. We do not undertake to update these forward-looking statements.

Non-GAAP Reconciliations

The reconciliation of Adjusted EBITDA from Net Income for each of the periods presented is as follows:

(in millions)	Three months ended September 30, 2016	Three months ended September 30, 2017
Adjusted EBITDA Reconciliation:
Net Income	$5.6	$19.8
Total depreciation and amortization (1)	21.8	22.0
Interest and other (income) expense	20.7	13.0
Income tax expense	4.0	11.3
EBITDA	52.1	66.1
Adjustments:
Share-based compensation expense	0.5	0.8
Purchase accounting adjustments (2)	0.4	0.1
Transaction costs (3)	3.4	0.4
Other costs (4)	1.8	—
Total adjustments	6.1	1.3
Adjusted EBITDA	$58.2	$67.4
Adjusted EBITDA % (5)	7.9%	8.8%

(1) Includes depreciation and amortization included within total operating expenses and cost of revenue.

(2) Includes noncash adjustments associated with purchase accounting (including inventory step up, deferred revenue step down and revaluation of deferred rent).

(3) Includes transaction-related expenses such as: stay and retention bonuses, transaction-related advisory and diligence fees, transaction-related legal, accounting and tax fees and other transaction-related items.

(4) Includes certain non-recurring costs incurred in the development of our new cloud service offerings in the three months ended September 30, 2016.

(5) Adjusted EBITDA % represents the ratio of Adjusted EBITDA to Total Revenue.

The reconciliation of Adjusted Net Income and Pro Forma Adjusted Net Income from Net Income for each of the periods presented is as follows:

(in millions)	Three months ended September 30, 2016	Three months ended September 30, 2017
Adjusted Net Income reconciliation:
Net Income	$5.6	$19.8
Adjustments:
Amortization of intangible assets	18.4	18.4
Amortization of debt issuance costs	1.7	1.3
Loss on extinguishment of debt	—	0.7
Share-based compensation expense	0.5	0.8
Purchase accounting adjustments	0.4	0.1
Transaction costs	3.4	0.4
Other costs	1.8	—
Income tax impact of adjustments (1)	(7.3)	(6.7)
Total adjustments	18.9	15.0
Adjusted Net Income	24.5	34.8
Pro Forma Adjustments:
Interest on notes repaid in IPO	5.4	—
Interest on term loan repricing	1.8	—
Income tax impact of adjustments	(2.8)	—
Total Pro Forma adjustments	4.4	—
Pro Forma Adjusted Net Income	$28.9	$34.8

(1) Includes an estimated tax impact of the adjustments to net income at our average statutory rate to arrive at an appropriate effective tax rate on Adjusted Net Income, except for (i) the adjustment of certain transaction costs that are permanently nondeductible for tax purposes and (ii) the impact of tax-deductible goodwill and intangible assets resulting from certain historical acquisitions and further adjusted for discrete tax items such as: the tax benefit associated with excess stock compensation deductions, the remeasurement of deferred tax liabilities due to state rate changes or the excess tax benefit related to shared-based compensation activity.

The reconciliation of Pro Forma weighted-average shares - diluted and Pro Forma Diluted EPS from GAAP weighted-average shares for each of the periods presented is as follows:

	Three months ended September 30, 2016	Three months ended September 30, 2017
Share count:
Weighted-average shares – basic	71,932,470	91,169,612
Dilutive effect of stock options	1,949,056	4,877,124
Weighted-average shares – diluted	73,881,526	96,046,736
Pro Forma shares issued at IPO (1)	18,766,465	—
Pro Forma weighted-average shares – diluted	92,647,991	96,046,736

Diluted EPS	$0.08	$0.21
Pro Forma Diluted EPS	$0.31	$0.36

(1) Includes an adjustment to reflect the shares issued in the March 2017 IPO as if the IPO occurred at the beginning of the period that are not already reflected in the basic weighted-average shares presented.

We define Free Cash Flow as our net cash provided by operating activities adjusted to include the impact of net borrowings (repayments) on floor plan facility, the net cash impact of our leasing business and the purchases of property and equipment. The reconciliation of Free Cash Flow from Net cash provided by operating activities for the periods presented is as follows:

	Three months ended September 30, 2016	Three months ended September 30, 2017
Net cash provided by operating activities	$20.8	$83.6
Adjustments to reconcile to free cash flow:
Net change in accounts payable - floor plan	4.9	(49.2)
Additions of equipment under sales-type and direct financing leases	(34.3)	(19.7)
Proceeds from collection of financing receivables	3.3	1.1
Additions to equipment under operating leases	(0.5)	(0.3)
Proceeds from disposition of equipment under operating leases	0.2	0.6
Proceeds from the discounting of financing receivables	33.9	17.8
Retirements of discounted financing receivables	(4.1)	(0.2)
Purchases of property and equipment	(3.3)	(4.7)
Total adjustments	0.1	(54.6)
Free Cash Flow	$20.9	$29.0

PRESIDIO, INC.
Consolidated Balance Sheets
(in millions, except share data)

	As of June 30, 2017	As of September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$27.5	$24.9
Accounts receivable, net	576.3	564.4
Unbilled accounts receivable, net	159.8	190.2
Financing receivables, current portion	84.2	82.9
Inventory	27.7	25.9
Prepaid expenses and other current assets	63.4	84.3
Total current assets	938.9	972.6
Property and equipment, net	32.1	35.0
Financing receivables, less current portion	113.6	109.7
Goodwill	781.5	784.1
Identifiable intangible assets, net	751.9	737.8
Other assets	32.7	33.0
Total assets	$2,650.7	$2,672.2
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$—	$—
Accounts payable – trade	350.5	473.5
Accounts payable – floor plan	264.9	215.7
Accrued expenses and other current liabilities	216.3	176.7
Discounted financing receivables, current portion	79.9	78.9
Total current liabilities	911.6	944.8
Long-term debt, net of debt issuance costs and current maturities	730.7	707.5
Discounted financing receivables, less current portion	104.7	99.8
Deferred income tax liabilities	270.4	264.9
Other liabilities	30.4	28.8
Total liabilities	2,047.8	2,045.8
Commitments and contingencies
Stockholders’ Equity
Preferred stock:
$0.01 par value; 100 shares authorized and zero shares issued and outstanding at September 30, 2017 and June 30, 2017	—	—
Common stock:
$0.01 par value; 250,000,000 shares authorized, 91,528,701 shares issued and outstanding at September 30, 2017 and 90,969,919 shares issued and outstanding at June 30, 2017	0.9	0.9
Additional paid-in capital	625.3	629.0
Accumulated deficit	(23.3)	(3.5)
Total stockholders’ equity	602.9	626.4
Total liabilities and stockholders’ equity	$2,650.7	$2,672.2

PRESIDIO, INC.
Consolidated Statements of Operations
(in millions, except share and per-share data)

	Three months ended September 30,
	2016	2017
Revenue
Product	$626.4	$628.6
Service	111.3	136.4
Total revenue	737.7	765.0
Cost of revenue
Product	499.5	498.0
Service	89.6	110.6
Total cost of revenue	589.1	608.6
Gross margin	148.6	156.4
Operating expenses
Selling expenses	67.5	65.6
General and administrative expenses	27.0	25.7
Transaction costs	3.4	0.4
Depreciation and amortization	20.4	20.6
Total operating expenses	118.3	112.3
Operating income	30.3	44.1
Interest and other (income) expense
Interest expense	20.7	12.4
Loss on extinguishment of debt	—	0.7
Other (income) expense, net	—	(0.1)
Total interest and other (income) expense	20.7	13.0
Income before income taxes	9.6	31.1
Income tax expense	4.0	11.3
Net income	$5.6	$19.8
Earnings per share:
Basic	$0.08	$0.22
Diluted	$0.08	$0.21
Weighted-average common shares outstanding:
Basic	71,932,470	91,169,612
Diluted	73,881,526	96,046,736

PRESIDIO, INC.
Consolidated Statements of Cash Flows
(in millions)

	Three months ended September 30, 2016	Three months ended September 30, 2017
Net cash provided by operating activities	$20.8	$83.6
Cash flows from investing activities:
Acquisition of businesses, net of cash and cash equivalents acquired	—	(9.5)
Proceeds from collection of escrow related to acquisition of business	0.6	—
Additions of equipment under sales-type and direct financing leases	(34.3)	(19.7)
Proceeds from collection of financing receivables	3.3	1.1
Additions to equipment under operating leases	(0.5)	(0.3)
Proceeds from disposition of equipment under operating leases	0.2	0.6
Purchases of property and equipment	(3.3)	(4.7)
Net cash used in investing activities	(34.0)	(32.5)
Cash flows from financing activities:
Proceeds from issuance of common stock under share-based compensation plans	—	2.9
Proceeds from the discounting of financing receivables	33.9	17.8
Retirements of discounted financing receivables	(4.1)	(0.2)
Net borrowings (repayments) on the receivables securitization facility	(5.0)	—
Repayments of term loans	(1.8)	(25.0)
Net change in accounts payable — floor plan	4.9	(49.2)
Net cash provided by (used in) financing activities	27.9	(53.7)
Net increase (decrease) in cash and cash equivalents	14.7	(2.6)
Cash and cash equivalents:
Beginning of the period	33.0	27.5
End of the period	$47.7	$24.9
Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$26.4	$14.2
Income taxes, net of refunds	$0.9	$8.0
Reduction of discounted lease assets and liabilities	$21.4	$26.4